Exhibit 99

Dollar General Reports First Quarter 2014 Financial Results

  Net Sales Increased 6.8%; Same-Store Sales Increased 1.5%
  Diluted Earnings Per Share of $0.72
  Distributed $800 Million through 14.1 Million Shares Repurchased in the Quarter
  Sales Trends Gaining Momentum
  Company Confirms Full Year Sales and EPS Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 3, 2014--Dollar General Corporation (NYSE: DG) today reported financial results for its 2014 first quarter (13 weeks) ended May 2, 2014.

“Dollar General’s first quarter same-store sales improvement of 1.5 percent was driven by growth in our consumables business and, overall, reflected the challenges of unfavorable winter weather, heightened competition and the current economic environment,” said Rick Dreiling, Dollar General’s chairman and chief executive officer. “Even as these factors weighed on our sales results, we saw trends improve as we moved through the quarter and we delivered EPS of $0.72, which was in line with our guidance.

“We continue to grow both our customer traffic and average transaction amount as our merchandising initiatives reinforce our affordability and value messaging. Sales trends began to improve in April and have continued to gain momentum. We are pleased to see that our merchandising strategies are gaining traction with a strengthening of sales in both consumables and non-consumables in our second quarter to date. Looking ahead, we are confirming our sales and EPS guidance for the year, and we are confident that we have the right strategies to drive long-term shareholder value.”

The Company’s net income was $222 million, or $0.72 per diluted share, in the 2014 first quarter, compared to net income of $220 million, or $0.67 per diluted share, and adjusted net income of $232 million, or $0.71 per diluted share, in the 2013 first quarter. Adjusted net income for the 2013 period is defined below.

Adjusted net income is defined as net income excluding specifically identified expenses. Adjustments in the 2013 first quarter included a loss of $18.9 million associated with restructuring the Company’s credit facility, expenses totaling $1.0 million relating to secondary offerings and the related income tax effects of these adjustments. A reconciliation of adjusted net income to net income is presented in the accompanying schedules.

Financial Highlights

Net sales increased 6.8 percent to $4.52 billion in the 2014 first quarter compared to $4.23 billion in the 2013 first quarter. Same-store sales increased 1.5 percent resulting from increases in both customer traffic and average transaction amount. Sales increases in consumables significantly outpaced the Company’s non-consumable categories, led by increased sales of tobacco products, perishables and candy and snacks. Sales were impacted by unfavorable weather conditions during much of the quarter, a competitive retail environment and continued financial pressures on the Company’s core customers.

Gross profit, as a percentage of sales, was 30.0 percent in the 2014 first quarter, a decrease of 57 basis points from the 2013 first quarter. The majority of the gross profit rate decrease was due to consumables comprising a larger portion of net sales, primarily as a result of increased sales of lower margin consumables, including tobacco and perishable products. In addition, markdowns were higher in the 2014 first quarter, primarily related to increased promotional activity, partially offset by higher initial markups on inventory purchases.

Selling, general and administrative expense (“SG&A”) as a percentage of sales was 21.6 percent in the 2014 first quarter compared to 21.3 percent in the 2013 first quarter, an increase of 37 basis points. The moderate same-store sales growth in the quarter was a primary factor in the deleverage of SG&A. Rent and utilities expenses were significant contributors to the overall increase in SG&A as a percentage of sales. These costs were partially offset by workers’ compensation and general liability expenses which declined in the 2014 period compared to the 2013 period.

Interest expense decreased to $22 million in the 2014 first quarter compared to $25 million in the 2013 first quarter despite an increase in long-term obligations incurred to repurchase shares under the Company’s share repurchase program. The decrease in interest expense was due to lower all-in interest rates, primarily resulting from a refinancing of the Company’s credit facilities in the 2013 first quarter.

The effective income tax rate in the 2014 first quarter was 37.8 percent compared to 37.4 percent in the 2013 first quarter. The effective tax rate increased approximately 100 basis points due to the expiration of various federal job credit programs (primarily the Work Opportunity Tax Credit) for eligible employees hired after December 31, 2013. Partially offsetting this tax rate increase were benefits recognized due to the favorable resolution of several state tax examinations.

Merchandise Inventories

As of May 2, 2014, total merchandise inventories, at cost, were $2.61 billion compared to $2.41 billion as of May 3, 2013, an increase of one percent on a per-store basis.

Long-Term Obligations

As of May 2, 2014, outstanding long-term obligations, including the current portion, were $3.11 billion compared to outstanding long-term obligations of $2.84 billion as of May 3, 2013, a net increase of $271 million, primarily incurred to repurchase shares of the Company’s common stock during the first quarter of 2014.

Capital Expenditures

Total additions to property and equipment in the 2014 first quarter were $84 million, including: $27 million for improvements, upgrades, remodels and relocations of existing stores; $25 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $14 million for information systems upgrades and technology-related projects; $12 million for distribution and transportation-related capital expenditures; and $6 million for stores built by the Company. During the 2014 first quarter, the Company opened 214 new stores.

Share Repurchases

In the 2014 first quarter, the Company repurchased 14.1 million shares of its common stock under its share repurchase program at a total cost of $800 million. Since the inception of the program in December 2011, the Company has repurchased 44.5 million shares totaling $2.3 billion. Authorizations for an additional $223 million of share repurchases remain available under the Company’s current share repurchase program.

Fiscal 2014 Financial Outlook

For the 2014 fiscal year, the Company expects total sales to increase 8 to 9 percent over the 2013 fiscal year, with same-store sales expected to increase 3 to 4 percent. Diluted EPS for the fiscal year is expected to be approximately $3.45 to $3.55.

Capital expenditures are expected to be in the range of $450 million to $500 million in 2014. The Company plans to open approximately 700 new stores in 2014 and to relocate or remodel, using the Company’s traditional remodel criteria, approximately 500 stores. In addition, the Company plans to complete approximately 400 limited scope (“lifecycle”) remodels.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Conference Call Information

The Company will hold a conference call on Tuesday, June 3, 2014 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 46320647. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, June 17, 2014, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 46320647.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted earnings per share (“EPS”). Adjusted net income is defined as net income excluding specifically identified expenses, and adjusted EPS reflects adjusted net income divided by the weighted average number of diluted shares outstanding. In addition to historical results, guidance for fiscal 2014 is based on comparable adjustments. The Company believes that providing comparisons to net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance as these measures are more indicative of the Company’s operations and provide an additional relevant comparison of the Company’s performance across periods. Adjustments to net income and EPS in 2013 included $1.0 million relating to secondary offerings of the Company’s common stock and $18.9 million of debt refinancing costs, both in the 2013 first quarter, and $8.5 million in the 2013 second quarter resulting from a legal settlement, with each of these items adjusted for the impact of income taxes, as well as an income tax benefit in the 2013 third quarter of $6.0 million resulting from the reversal of income tax reserves that were established in 2009.

Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, excluding certain items.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Fiscal 2014 Outlook” as well as other statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Dreiling. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs, work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, as well as trade restrictions;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of legal proceedings, investigations or audits;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems;
  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  a data security breach;
  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;
  the Company’s debt levels and restrictions in its debt agreements;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,338 stores in 40 states as of May 2, 2014, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 2,	May 3,	January 31,
	2014	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$166,330	$155,526	$505,566
Merchandise inventories	2,605,356	2,414,411	2,552,993
Prepaid expenses and other current assets	171,660	154,539	147,048
Total current assets	2,943,346	2,724,476	3,205,607
Net property and equipment	2,079,832	2,177,264	2,080,305
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,205,598	1,215,999	1,207,645
Other assets, net	34,519	37,369	35,378
Total assets	$10,601,884	$10,493,697	$10,867,524

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$100,989	$909	$75,966
Accounts payable	1,222,680	1,138,395	1,286,484
Accrued expenses and other	394,827	359,038	368,578
Income taxes payable	121,277	70,540	59,148
Deferred income taxes	23,545	31,520	21,795
Total current liabilities	1,863,318	1,600,402	1,811,971
Long-term obligations	3,006,404	2,835,303	2,742,788
Deferred income taxes	600,239	646,462	614,026
Other liabilities	299,696	232,631	296,546
Total liabilities	5,769,657	5,314,798	5,465,331

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	265,379	286,464	277,424
Additional paid-in capital	3,016,262	2,992,981	3,009,226
Retained earnings	1,560,098	1,911,160	2,125,453
Accumulated other comprehensive loss	(9,512)	(11,706)	(9,910)
Total shareholders' equity	4,832,227	5,178,899	5,402,193
Total liabilities and shareholders' equity	$10,601,884	$10,493,697	$10,867,524

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	May 2,	% of Net	May 3,	% of Net
	2014	Sales	2013	Sales
Net sales	$4,522,081	100.00%	$4,233,733	100.00%
Cost of goods sold	3,164,335	69.98	2,938,585	69.41
Gross profit	1,357,746	30.02	1,295,148	30.59
Selling, general and administrative expenses	978,038	21.63	900,148	21.26
Operating profit	379,708	8.40	395,000	9.33
Interest expense	22,267	0.49	24,516	0.58
Other (income) expense	-	-	18,871	0.45
Income before income taxes	357,441	7.90	351,613	8.31
Income tax expense	135,043	2.99	131,530	3.11
Net income	$222,398	4.92%	$220,083	5.20%

Earnings per share:
Basic	$0.72		$0.67
Diluted	$0.72		$0.67
Weighted average shares:
Basic	309,331		326,975
Diluted	310,295		328,132

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	May 2,	May 3,
	2014	2013
Cash flows from operating activities:
Net income	$222,398	$220,083
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	84,158	80,493
Deferred income taxes	(18,542)	7,999
Tax benefit of share-based awards	(9,398)	(21,633)
Loss on debt retirement, net	-	18,871
Non-cash share-based compensation	8,752	5,310
Other non-cash gains and losses	224	148
Change in operating assets and liabilities:
Merchandise inventories	(51,536)	(16,411)
Prepaid expenses and other current assets	(24,210)	(13,162)
Accounts payable	(62,361)	(138,227)
Accrued expenses and other liabilities	30,932	7,709
Income taxes	71,527	(3,214)
Other	(484)	(740)
Net cash provided by (used in) operating activities	251,460	147,226

Cash flows from investing activities:
Purchases of property and equipment	(84,088)	(149,652)
Proceeds from sales of property and equipment	103	75
Net cash provided by (used in) investing activities	(83,985)	(149,577)

Cash flows from financing activities:
Issuance of long-term obligations	-	2,297,177
Repayments of long-term obligations	(1,434)	(2,119,316)
Borrowings under revolving credit facilities	431,000	494,900
Repayments of borrowings under revolving credit facilities	(141,000)	(608,800)
Debt issuance costs	-	(15,938)
Payments for cash flow hedge related to debt issuance	-	(13,217)
Repurchases of common stock	(800,095)	(20,000)
Other equity transactions, net of employee taxes paid	(4,580)	(19,371)
Tax benefit of share-based awards	9,398	21,633
Net cash provided by (used in) financing activities	(506,711)	17,068

Net increase (decrease) in cash and cash equivalents	(339,236)	14,717
Cash and cash equivalents, beginning of period	505,566	140,809
Cash and cash equivalents, end of period	$166,330	$155,526

Supplemental cash flow information:
Cash paid for:
Interest	$24,434	$15,444
Income taxes	$84,511	$123,571
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$25,639	$54,162

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	May 2, 2014	May 3, 2013	% Change
Consumables	$3,445,465	$3,194,906	7.8%
Seasonal	541,432	529,281	2.3%
Home products	283,597	265,811	6.7%
Apparel	251,587	243,735	3.2%
Net sales	$4,522,081	$4,233,733	6.8%

Store Activity

		For the Quarter (13 Weeks) Ended
		May 2, 2014	May 3, 2013

Beginning store count		11,132	10,506
New store openings		214	165
Store closings		(8)	(9)
Net new stores		206	156
Ending store count		11,338	10,662
Total selling square footage (000's)		83,622	78,238
Growth rate		6.9%	7.3%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
And Calculation of SG&A and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	May 2, 2014		May 3, 2013		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$4,522.1		$4,233.7		$288.3	6.8%

SG&A	$978.0	21.63%	$900.1	21.26%	$77.9	8.7%
Secondary offering expenses	-		(0.5)
Acceleration of equity-based compensation	-		(0.5)
SG&A, excluding certain items	$978.0	21.63%	$899.1	21.24%	$78.9	8.8%

Operating profit	$379.7	8.40%	$395.0	9.33%	$(15.3)	(3.9)%
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		0.5
Operating profit, excluding certain items	$379.7	8.40%	$396.0	9.35%	$(16.3)	(4.1)%

Net income	$222.4	4.92%	$220.1	5.20%	$2.3	1.1%
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		0.5
Debt refinancing costs	-		18.9
Total adjustments	-		19.9
Income tax effect of adjustments	-		(7.6)
Net adjustments	-		12.3
Adjusted net income	$222.4	4.92%	$232.4	5.49%	$(10.0)	(4.3)%

Diluted earnings per share:
As reported	$0.72		$0.67		$0.05	7.5%
Adjusted	$0.72		$0.71		$0.01	1.4%

Weighted average diluted shares	310.3		328.1

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
Crystal Ghassemi, 615-855-5210